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                                                                   Exhibit 10.27

                                    AMENDMENT
                                       OF
                              EMPLOYMENT AGREEMENT
                                       OF
                                ALFRED S. CHUANG
                                ----------------

     This AMENDMENT of the Employment Agreement dated September 1, 1999 between BEA Systems, Inc., a Delaware corporation, (the "Company") and Alfred S.
Chuang ("Employee") (the "Employment Agreement") is entered into as of November 2, 2001.

     The parties amend the Employment Agreement as follows:

     1. Section 1(a) is replaced in its entirety, as follows:

          "(a)    Period of Employment. The Company hereby employs Employee
                  --------------------
        to render services to the Company in the position and with the duties and responsibilities described in Section 1(b) for the period (the "Period of Employment") commencing on the date of this Amendment and ending the earlier of (i) October 1, 2005, or (ii) the date this Employment Agreement is terminated in accordance with Section 3 below."

     2. Section 1(b) is replaced in its entirety, as follows:

          "(b)    Position. Employee will serve as the Company's Board Member,
                  --------
        Chief Executive Officer and President, (or in such other position(s) as the Board of Directors of the Company (the "Board") shall designate). Employee shall devote his full time and attention and his best efforts to the performance of the services customarily incident to such offices and to such other services as may be reasonably requested by the Board."

     3. Section 2(a) is replaced in its entirely, as follows:

          "(a)    Compensation. In consideration of the services to be rendered
                  ------------
        under the Amendment of the Employment Agreement, including, without limitation, services to any Affiliated Company, Employee shall be paid an annual salary of Five Hundred Thousand Dollars ($500,000.00), payable at the times and pursuant to the procedures regularly established, and as they may be amended, by the Company during the Period of Employment. This rate shall be reviewed annually on a calendar year basis, in accordance with the Company's salary review practices, and adjusted in the sole discretion of the Board of the Company to reflect increases in the cost of living and such other increases as are awarded in accordance with the Company's regular salary review practices for giving salary increases to similarly situated employees."

     4. The following is added to the end of Section 2(b):

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        "On November 2, 2001, the Board granted Employee the option to purchase 1,500,000 shares of the common stock of the Company ("Common Stock") at an exercise price of $11.70 per share. Such options are transferable to the extent provided in the agreement evidencing a grant of an Award and such agreement is amended as described in Exhibit E."

     The parties have duly executed this Amendment of the Employment as of November 2, 2001.

COMPANY:                                        EMPLOYEE:

BEA SYSTEMS, INC.

By: /s/ Robert F. Donohue                       /s/ Alfred S. Chuang
    ---------------------                       --------------------
                                                Alfred S. Chuang

Title: SVP & Gen Counsel & Secretary
       -----------------------------